SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

ZILKHA SENDS LETTER TO

EL PASO SHAREHOLDERS URGING

THEM TO SUPPORT HIS NOMINEES

HOUSTON, TX, MAY 21, 2003—Selim K. Zilkha, one of the largest shareholders of El Paso Corporation (NYSE:EP), today is sending a letter to fellow El Paso shareholders, urging them to support his nominees for directors of the company.

“I believe that the performance of the current board clearly demonstrates that fundamental change is needed. I ask you to vote with me to replace El Paso’s existing board with a slate of experienced nominees that I believe have the credibility, expertise and work ethic necessary to turn El Paso around,” he wrote.

Among other things, Mr. Zilkha outlines a series of moves by the El Paso management acting with the current board’s approval, which were marked by “poor strategy, terrible execution,” as a root cause for the company’s “recent sad decline;” and he cites the existing “flawed management culture” as a major reason for the company’s poor performance.

By contrast, Mr. Zilkha is urging shareholders to elect his nominees to the El Paso board. Mr. Zilkha promises a business plan that will be overseen by a board with extensive industry “hands-on operating experience” and executed by a new chief executive, Stephen D. Chesebro’, with 39 years of service in the energy industry, to provide the “fresh start” that El Paso needs.

Mr. Zilkha also disclosed that, to ensure that his interests are completely aligned with those of El Paso’s shareholders, he has waived his rights to receive any director fees.

The complete letter to shareholders is available at www.saveelpasonow.com.

To receive additional background about Mr. Zilkha, his nominees, his definitive proxy material, including his plans for El Paso, and other relevant information, please visit his website, www.saveelpasonow.com.

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso ‘s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s website at http://www.sec.gov. You may also access a copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this press release may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

This press release may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this press release, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.